FIRST KEYSTONE ANNOUNCES 10.4% INCREASE IN YEAR-TO-DATE
                      THIRD QUARTER EARNINGS

Berwick, Pennsylvania - October 28, 2011 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,677,000 for the quarter ending September 30, 2011, as compared to $2,490,000 for the third quarter of 2010. Earnings per share for the quarter ending September 30, 2011 were $.49, as compared to $.45 per share earned in the third quarter of 2010. For the nine months ending September 30, 2011, net income was $7,716,000 as compared to $6,990,000 for the first nine months of 2010, an increase of 10.4%. Earnings per share were $1.42 for the first nine months of 2011, up 10.9% from the $1.28 reported in the first nine months of 2010. The annualized return on assets and return on equity were 1.26% and 12.38%, respectively for the nine months ending September 30, 2011.

Chief Executive Officer Matthew P. Prosseda reported, "We are pleased to report our results for the third quarter of 2011. Net Interest Income grew by more than 10% in the period. Our asset yields have held up while our cost of funds is decreasing. It will be difficult to maintain that given the expectation that rates will remain low for some time. We added $500,000 to our Reserve for Loan Losses in the third quarter, associated with the write down of one large non-performing loan. With this provision we have maintained our allowance for loan losses at 1.33% of total loans."

Total assets increased to $824,755,000 as of September 30, 2011, an increase of 1.2% over the same period in 2010. Total deposits and loans increased to $633,807,000 and $404,907,000, respectively as of the end of the third quarter of 2011. In addition, cash dividends paid through September 30, 2011 were $.72 per share.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 16 full service offices in Columbia (5), Luzerne (6), Monroe (4), and Montour (1) Counties providing banking and trust services. On July 1, 2011 the Bank opened its newest office in Plymouth, Luzerne County. Bank officers and employees are excited to serve this community and all of its banking needs.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671, extension 1116.




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